Richard M. Bogdanoff, PA.
         Member            Certified Public Accountant        Member
   Florida Institute of                                 American Institute of
Certified Public Accountants                        Certified Public Accountants


                          INDEPENDENT AUDITOR'S REPORT


To The Board Of Directors And Stockholders
Of Technology Systems International, Inc.

We have audited the accompanying balance sheet of Technology Systems international, Inc. (a development stage company) as of September 30, 1999, and the related statements of operations and accumulated deficit, stockholders' equity, and cash flows for the period from November 23, 1998 (date of inception) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Systems International, Inc. as of September 30, 1999 and the results of its operations and cash flows for the period from November 23, 1998 (date of inception) to September 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully discussed in Note 1 to the financial statements, the Company is in the development stage and has incurred a net loss for the period from November 23, 1998 (date of inception) to September 30, 1999. In addition, the Company has limited working capital and the Company has not entered into any marketing or licensing agreements for its acquired technology nor are there earned revenues or any assurances that the Company will be able to do so. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. Management's plans with regard to this matter are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                    /s/ Richard M. Bogdanoff
                                                    ----------------------------
                                                    Richard M. Bogdanoff, P.A.

Boca Raton, Florida
November 24, 1999


Schever International Plaza o Suite 106 o 7280 West Palmetto Park Road o Boca Raton, Florida 33433-3401 Telephone (561) 394-6191 o Fax (561) 395-5012